Registration No. 333-85886 Rule 424(b)(3)
Pricing Supplement		Pricing Supplement Number 117 (c) Dated Monday, November 15, 2004
CUSIP Number	Principal Amount	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Day Count Basis
44181EV21	$12,770,000.00	1.750%	$12,546,525.00	Fixed	5.250%	Monthly	30/360
Maturity Date	1st Coupon Date	1st Coupon Amount	Survivors Option	Product Ranking	Moody's Ranking	S & P Rating
11/15/2016	12/15/2004	$3.94	Yes	Senior Unsecured Notes	A1	A

Redemption Information: Callable at 100.000% on 11/15/2007 and every coupon date thereafter.

Note: Matures 11/15/2016

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, Incapital LLC.
Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Fidelity Capital Markets, A Division of National Financial Services LLC, Merrill Lynch & Co., Morgan Stanley, UBS Financial Services, Inc., Wachovia Securities LLC.

The HFC InterNotes will be subject to redemption at the option of Household Finance Corporation in whole on the interest payment date occurring any time on or after 11/15/2007 at a redemption price equal to 100% of the principal amount of the HFC InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

Recent Development: HSBC Holdings plc acquired HFC's parent company, Household International, Inc., on March 28, 2003. Household International commenced the rebranding of the majority of its businesses to the HSBC brand in September 2004. As part of this initiative, Household Finance Corporation will merge with and into Household International with Household International as the surviving entity. At the time of the merger, Household International will change its name to HSBC Finance Corporation. Assuming consummation of the merger, which is subject to certain conditions, all outstanding obligations, rights and powers of HFC, including the obligations of HFC under the InterNotes described herein, will continue as obligations, rights and powers of Household International, Inc. It is currently anticipated that the merger will be completed in December 2004. For additional information regarding Household International, please refer to the annual, quarterly and special reports and other information Household International files with the Securities and Exchange Commission.

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

Household Finance Corporation 2700 Sanders Road Prospect Heights, IL 60070

Trade Date: Monday, November 15, 2004 @12:00 PM ET
Settlement Date: Thursday, November 18, 2004
Minimum Denomination/Increments: $1,000.00/$1,000.00
All Trades Settle Flat and clear SDFS: DTC Book Entry Only
DTCNumber: 0443 via Pershing, LLC
InterNotes(SM) is the service mark of Incapital LLC.
All rights reserved.

						Household Finance Corporation $10,000,000,000 HFC InterNotes Prospectus Dated 30-April-03 Page 1 of 1